Exhibit 10.47

EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”), dated as of October 23, 2019, is made and entered into by JOHN G. DESIMONE (“Executive”), HERBALIFE INTERNATIONAL OF AMERICA, INC., a California corporation (“Company”) and HERBALIFE NUTRITION LTD., an entity organized under the laws of the Cayman Islands (“Parent”). The parties to this Agreement agree as follows:

1.

Employment At-Will. The Company and Executive acknowledge and agree that each can terminate the employment relationship at any time upon written notice to the other, with or without prior notice, for any reason or for no reason. Executive has received no promise of continued employment or employment for any specific period of time, and no employee of the Company, including without limitation the Company’s officers, has the authority to alter the at-will nature of the employment relationship except in a written employment contract signed by an authorized Company executive and by Executive.

2.

Duties. Executive currently serves as Co-President and Chief Strategic Officer of the Company, with all of the authority, duties, and responsibilities commensurate with such positions. Effective March 30, 2020 (the “Effective Date”), Executive shall serve as President of the Company and Parent, with all of the authority, duties and responsibilities commensurate with such position and such other duties commensurate with his position as are assigned to Executive from time to time by the Chief Executive Officer of the Company, the Board of Directors of the Company and/or the Board of Directors of Parent (referred to individually and collectively as the “Board”).

3.	Compensation and Related Matters.

(a)

Salary. Effective as of the Effective Date, Executive shall receive a salary (the “Salary”) at the per annum rate of $695,000, payable in accordance with the Company’s payroll practices. Executive’s Salary shall be subject to an annual review and adjustment in the discretion of the Board’s Compensation Committee.

(b)

Employee Benefits. Executive and Executive’s qualified dependents shall be entitled to participate in or receive benefits under benefit plans and arrangements made available by the Company generally to employees, subject to and on a basis consistent with the terms, conditions and overall administration of such plans and subject to the Company’s right to modify, amend or terminate any such plan or arrangement with or without prior notice. Executive shall be entitled to paid vacation in accordance with Company policy.

(c)

Incentive Bonus. Executive shall have the opportunity to receive an annual incentive bonus pursuant to the terms and conditions of the annual incentive plan approved from time to time by the Compensation Committee of the Board, provided that Executive’s annual target bonus opportunity (the “Target Bonus”) for periods from and after the Effective Date shall be 80% of Executive’s Salary. Any bonus will be paid in the calendar year following the calendar year to which such bonus relates at such time bonuses are paid to the Company’s senior executives generally and will be subject to the terms and conditions of the Company’s annual incentive plan as in effect for the applicable year (including, but not limited to, provisions regarding forfeiture of bonus entitlement upon termination of employment).

(d)

Long-Term Incentives. Executive shall be eligible to participate in the Company’s long-term incentive plan. The size, form, and timing of grants, if any, shall be subject to the approval of the Board’s Compensation Committee. Notwithstanding the generality of the forgoing, following the Effective Date, Executive shall be entitled to receive equity incentive awards with an aggregate grant date fair value equal to $2,250,000 (which shall be the only equity incentive awards granted to Executive in 2020), of which awards 75% shall be granted in the form of performance-based stock units (with performance criteria previously approved by Compensation Committee) and 25% shall be granted in the form of time-based stock units.

4.

Severance. Although nothing in this Section 4 shall be construed to alter the at-will nature of employment as set forth in Section 1 above, effective as of the Effective Date, Executive shall participate in the Company’s Executive Officer Severance Plan in accordance with the terms and conditions thereof. Prior to the Effective Date, Executive shall be eligible to receive severance compensation on the same terms and conditions as set forth in Executive’s existing severance agreement, which severance agreement shall terminate and be of no further force and effect from and after the Effective Date.

5.

Excise Tax. If any payment or benefit due under this Agreement, together with all other payments and benefits (including, without limitation, the acceleration of vesting of stock options and/or other equity-based compensation awards) to which Executive is entitled from the Company, or any affiliate thereof, would (if paid or provided) constitute an “excess parachute payment” (as defined in Section 280G(b)(1) of the Internal Revenue Code of 1986, as amended (the “Code”), or any successor provision), the amounts otherwise payable and benefits otherwise due under this Agreement will either (i) be delivered in full, or (ii) be limited to the minimum extent necessary to ensure that no portion thereof will fail to be tax-deductible to the Company by reason of Section 280G of the Code, whichever of the foregoing amounts, taking into account the applicable federal, state or local income and employment taxes and the excise tax imposed under Section 4999 of the Code, results in Executive’s receipt, on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of such benefits may be subject to the excise tax imposed under Section 4999 of the Code. In the event that the payments and/or benefits are to be reduced pursuant to this Section 5, such payments and benefits shall be reduced such that the reduction of compensation to be provided to Executive as a result of this Section 5 is minimized. In applying this principle, the reduction shall be made in a manner consistent with the requirements of Section 409A of the Code and where two economically equivalent amounts are subject to reduction but payable at different times, such amounts shall be reduced on a pro rata basis but not below zero.

6.	Confidential and Proprietary Information.

(a)

The parties agree and acknowledge that during the course of Executive’s employment, Executive will be given and will have access to and be exposed to trade secrets and confidential information in written, oral, electronic and other forms regarding the Company and its affiliates (which includes but is not limited to all of its business units, divisions and affiliates) and their business, equipment, products and employees, including, without limitation: the identities of the Company’s and its affiliates’ distributors and customers and potential distributors and customers (hereinafter referred to collectively as “Distributors”), including, without limitation, the identity of Distributors that Executive cultivates or maintains while providing services at the Company or any of its affiliates using the Company’s or any of its affiliates’ products, name and infrastructure, and the identities of contact persons with respect to those Distributors; the particular preferences, likes, dislikes and needs of those Distributors and contact persons with respect to product types, pricing, sales calls, timing, sales terms, rental terms, lease terms, service plans, and other marketing terms and techniques; the Company’s and its affiliates’ business methods, practices, strategies, forecasts, pricing, and marketing techniques; the identities of the Company’s and its affiliates’ licensors, vendors and other suppliers and the identities of the Company’s and its affiliates’ contact persons at such licensors, vendors and other suppliers; the identities of the Company’s and its affiliates’ key sales representatives and personnel and other employees; advertising and sales materials; research, computer software and related materials; and other facts and financial and other business information concerning or relating to the Company or any of its affiliates and their business, operations, financial condition, results of operations and prospects. Executive expressly agrees to use such trade secrets and confidential information only for purposes of carrying out his duties for the Company and its affiliates as he deems appropriate in his good faith judgment, and not for any other purpose, including, without limitation, not in any way or for any purpose that could reasonably be foreseen to be detrimental to the Company or any of its affiliates; provided, Executive shall be permitted to disclose such trade secrets and confidential information to third parties in the course of performing his duties for the Company and its affiliates as he deems appropriate in his good faith judgment provided that prior to such disclosure Executive causes the intended recipient of such information to sign a confidentiality agreement. Executive shall not at any time, either during the course of his employment hereunder or after the termination of such employment, use for himself or others, directly or indirectly, any such trade secrets or confidential information, and, except as required by law or as permitted hereunder, Executive shall not disclose such trade secrets or confidential information, directly or indirectly, to any other person or entity. Trade secret and confidential information hereunder shall not include any information which (i) is already in or subsequently enters the public domain, other than as a result of any unauthorized direct or indirect disclosure by Executive, (ii) becomes available to Executive on a non-confidential basis from a source other than the Company or any of its affiliates, provided that Executive has no knowledge that such source is subject to a confidentiality agreement or other obligation of secrecy or confidentiality (whether pursuant to a contract, legal or fiduciary obligation or duty or otherwise) to the Company or any of its affiliates or any other person or entity or (iii) is approved for release by the board of directors of the Company or any of its affiliates or which the board of directors of the Company or any of its affiliates makes available or authorizes Executive to make available to third parties without an obligation of confidentiality. Nothing in this Agreement prohibits Executive from reporting possible violations of federal law or regulation to any governmental agency or governmental entity, or making other disclosures that are protected under federal law or regulation; provided, that, in each case such communications and disclosures are consistent with applicable law. Notwithstanding the foregoing, under no circumstance is Executive authorized to disclose any information covered by the Company’s attorney-client privilege or attorney work product or the Company’s trade secrets without prior written consent of the Company’s General Counsel.

(b)

All physical property and all notes, memoranda, files, records, writings, documents and other materials of any and every nature, written or electronic, which Executive shall prepare or receive in the course of his employment with the Company and which relate to or are useful in any manner to the business now or hereafter conducted by the Company or any of its affiliates are and shall remain the sole and exclusive property of the Company and its affiliates, as applicable. Executive shall not remove from the Company’s premises any such physical property, the original or any reproduction of any such materials nor the information contained therein except for the purposes of carrying out his duties to the Company or any of its affiliates and all such property (except for any items of personal property not owned by the Company or any of its affiliates), materials and information in his possession or under his custody or control upon the termination of his employment (other than such materials received by Executive solely in his capacity as a shareholder) or at any other time upon request by the Company shall be immediately turned over to the Company and its affiliates, as applicable.

(c)

All inventions, improvements, trade secrets, reports, manuals, computer programs, tapes and other ideas and materials developed or invented by Executive during the period of his employment, either solely or in collaboration with others, which relate to the actual or anticipated business or research of the Company or any of its affiliates which result from or are suggested by any work Executive may do for the Company or any of its affiliates or which result from use of the Company’s or any of its affiliates’ premises or property (collectively, the “Developments”) shall be the sole and exclusive property of the Company and its affiliates, as applicable. Executive assigns and transfers to the Company his entire right and interest in any such Development, and Executive shall execute and deliver any and all documents and shall do and perform any and all other acts and things necessary or desirable in connection therewith that the Company or any of its affiliates may reasonably request, it being agreed that the preparation of any such documents shall be at the

Company’s expense. Nothing in this paragraph applies to an invention which qualifies fully under the provisions of California Labor Code Section 2870.

(d)

Following the termination of Executive’s employment, Executive will reasonably cooperate with the Company (at the Company’s expense, if Executive reasonably incurs any out-of-pocket costs with respect thereto, including, but not limited to, lost salary or the value of vacation benefits used in connection therewith) in any defense of any legal, administrative or other action in which the Company or any of its affiliates or any of their distributors or other business relations are a party or are otherwise involved, so long as any such matter was related to Executive’s duties and activities conducted on behalf of the Company or its Subsidiaries.

(e)	The provisions of this Section 6 and Section 7 shall survive any termination of this Agreement and termination of Executive’s employment with the Company.

7.

Non-Solicitation. Executive acknowledges that in the course of his employment for the Company he will become familiar with the Company’s and its affiliates’ trade secrets and other confidential information concerning the Company and its affiliates. Accordingly, Executive agrees that, during Executive’s employment and for a period of his paid severance (the “Nonsolicitation Period”), he will not directly or indirectly through another entity (i) induce or attempt to induce any employee or Distributor of the Company or any of its affiliates to leave the employment of, or cease to maintain its distributor relationship with, the Company or such affiliate, or in any way interfere with the relationship between the Company or any such affiliate and any employee or Distributor thereof, (ii) hire any person who was an employee of the Company or any of its affiliates at any time during the Nonsolicitation Period unless such person’s employment was terminated by the Company or such affiliate or enter into a distributor relationship with any person or entity who was a Distributor of the Company or any of its affiliates at any time during the Nonsolicitation Period, (iii) induce or attempt to induce any Distributor, supplier, licensor, licensee or other business relation of the Company or any of its affiliates to cease doing business with the Company or such affiliate, or in any way interfere with the relationship between such Distributor, supplier, licensor, licensee or business relation and the Company or any of its affiliates or (iv) use any trade secrets or other confidential information of the Company or any of its affiliates to directly or indirectly participate in any means or manner in any business which is a direct competitor of the Company. In addition, during the Nonsolicitation Period, Executive will not, in any capacity, either directly or indirectly, induce, encourage, or assist any other individual or entity directly or indirectly, to: (A) solicit or encourage any customer of the Company to terminate or diminish its relationship with the Company; (B) seek to persuade any customer (or any individual or entity who was a customer of the Company within the 12 months prior to the date such solicitation or encouragement commences or occurs, as the case may be) or prospective customer of the Company to conduct with anyone else any business or activity that such customer or prospective customer conducts or could conduct with the Company; or (C) attempt to divert, divert, or otherwise usurp any actual or potential business opportunity or transaction that you learned about during your employment with the Company. For purposes of this paragraph, “in any capacity” includes, but is not limited to, as an employee, independent contractor, volunteer, or owner.

8.

Non-Disparagement. During Executive’s employment and thereafter, Executive agrees not to make any derogatory, negative or disparaging public statement about the Company, its officers, its employees, or members of its Board, or to make any public statement (or any statement likely to become public) that could reasonably be expected to adversely affect or disparage the reputation, or, to the extent applicable, business or goodwill of the Company, it being agreed and understood that nothing herein shall prohibit Executive (a) from disclosing that Executive is no longer employed by the Company, (b) from responding truthfully to any governmental investigation or inquiry related thereto, whether by the Securities and Exchange Commission or other governmental entity or any other law, subpoena, court order or other compulsory legal process or any disclosure requirement of the Securities and Exchange Commission, or (c) from making traditional competitive statements in the course of promoting a competing business, so long as any statements made by Executive described in this clause (c) are not based on confidential information obtained during the course of Executive’s employment with the Company. The Company agrees that it will not make any derogatory, negative or disparaging public statements about Executive that are untruthful in any authorized Company statement (whether written or oral), including, but not limited to, any press release or public announcement.

9.

Injunctive Relief. Executive and the Company (a) intend that the provisions of Sections 6 and 7 be and become valid and enforceable, (b) acknowledge and agree that the provisions of Sections 6 and 7 are reasonable and necessary to protect the legitimate interests of the business of the Company and its affiliates and (c) agree that any violation of Section 6 or 7 might result in irreparable injury to the Company and its affiliates, the exact amount of which would be difficult to ascertain and the remedies at law for which may not be reasonable or adequate compensation to the Company and its affiliates for such a violation. Accordingly, Executive agrees that if Executive violates or threatens to violate the provisions of Section 6 or 7, in addition to any other remedy which may be available at law or in equity, the Company shall be entitled to seek specific performance and injunctive relief, and without the necessity of proving actual damages. In addition, in the event of a violation or threatened violation by Executive of Section 6 or 7 of this Agreement, the Nonsolicitation Period will be tolled until such violation or threatened violation has been duly cured. If, at the time of enforcement of Sections 6 or 7 of this Agreement, a court holds that the restrictions stated therein are unreasonable under circumstances then existing, the parties hereto agree that the maximum period, scope or geographical area reasonable under such circumstances shall be substituted for the stated period, scope or area.

10.	Indemnification. The Company shall indemnify Executive to the fullest extent permitted by applicable law as more fully described in the Indemnification Agreement between the Company and Executive.

11.	Company Policies. Executive agrees to be bound by and comply with the terms of all Company policies applicable to employees and/or executive officers of the Company and to compensation and benefits paid or made available to employees and/or executive officers of the Company. Consistent with the forgoing, Executive agrees that Executive is bound by and will comply with the terms of any clawback or compensation recovery adopted by the Board and applicable by its terms to Executive.

12.

Assignment: Successors and Assigns. Executive agrees that he shall not assign, sell, transfer, delegate or otherwise dispose of, whether voluntarily or involuntarily, any rights or obligations under this Agreement, nor shall Executive’s rights hereunder be subject to encumbrance of the claims of creditors. This Agreement may be assigned by the Company without the consent of Executive to (a) any entity succeeding to all or substantially all of the assets or business of the Company, whether by merger, consolidation, acquisition or otherwise (upon which entity the Agreement shall be binding), or (b) any affiliate; provided, however, that in neither case shall the Company be released from its obligations hereunder, nor shall any assignment to an affiliate lessen Executive’s rights with respect to his position, duties, responsibilities or authority with respect to the Company.

13.

Governing Law: Jurisdiction and Venue. This Agreement shall be governed, construed, interpreted and enforced in accordance with the substantive laws of the State of California without regard to the conflicts of law principles thereof. Suit to enforce this Agreement or any provision or portion thereof may be brought in the federal or state courts located in Los Angeles, California.

14.

Severability of Provisions. In the event that any provision of this Agreement should ever be adjudicated by a court of competent jurisdiction to be unenforceable, then such provision shall be deemed reformed to the maximum extent permitted by applicable law, and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of any other provision of this Agreement.

15.

Warranty. As an inducement to the other party to enter into this Agreement, each party represents and warrants to the other that it/he has the power and authority to enter into this Agreement and is not a party to any other agreement or obligation, and that there exists no impediment or restraint, contractual or otherwise, on its/his power, right or ability to enter into this Agreement and to perform its/his duties and obligations hereunder.

16.

Notices. All notices, requests, demands and other communications which are required or may be given under this Agreement shall be in writing and shall be deemed to have been duly given when received if personally delivered; when transmitted if transmitted by telecopy, electronic or digital transmission method upon receipt of telephonic or electronic confirmation; the day after it is sent, if sent for next day delivery to a domestic address by recognized overnight delivery service (e.g., Federal Express); and upon receipt, if sent by certified or registered mail, return receipt requested. In each case notice will be sent to:

(a)	If to the Company:

Herbalife International of America, Inc.

800 West Olympic Blvd.

Los Angeles, California 90015

Attention: General Counsel

(b)	if to Executive, to the address on file in the Company’s records or to such other place and with other copies as either party may designate as to itself or himself by written notice to the others.

17.	Counterparts. This Agreement may be executed in several counterparts, each of which will be deemed to be an original, but all of which together shall constitute one and the same Agreement.

18.

Entire Agreement. The terms of this Agreement are intended by the parties to be the final expression of their agreement with respect to the subject matter hereof and this Agreement supersedes (and may not be contradicted by, modified or supplemented by) any prior or contemporaneous agreement, written or oral, with respect thereto. The parties further intend that this Agreement shall constitute the complete and exclusive statement of its terms and that no extrinsic evidence whatsoever may be introduced in any judicial, administrative, or other legal proceeding to vary the terms of this Agreement.

19.

Amendments: Waivers. This Agreement may not be modified or amended except by an instrument in writing, signed by Executive and a duly authorized representative of the Company. No waiver of any of the provisions of this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be construed as a further, continuing, or subsequent waiver of any such provision or as a waiver of any other provision of this Agreement. No failure to exercise and no delay in exercising any right, remedy or power hereunder shall preclude any other or further exercise of any other right, remedy, or power provided herein or by law or in equity.

20.

Representation of Counsel; Mutual Negotiation. Each party has had the opportunity to be represented by counsel of its choice in negotiating this Agreement. This Agreement shall therefore be deemed to have been negotiated and prepared at the joint request, direction and construction of the parties, at arm’s-length, and shall be interpreted in accordance with its terms without favor to any party.

21.	Surviving Terms. The provisions of Sections 5, 6, 7, 8, 10, 11 and 22 shall survive the termination or expiration of this Agreement.

22.	Compliance with Section 409A.

(a)

The intent of the parties is that payments and benefits under this Agreement comply with Section 409A of the Code and the regulations and guidance promulgated thereunder (collectively “Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith. If Executive notifies the Company (with reasonable specificity as to the reason therefor) that Executive believes that any provision of this Agreement (or of any award of compensation, including equity compensation or benefits) would cause Executive to incur any additional tax or interest under Section 409A and the Company concurs with such belief or the Company (without any obligation whatsoever to do so) independently makes such determination, the Company shall, after consulting with Executive, reform such provision to attempt to comply with Section 409A through good faith modifications to the minimum extent reasonably appropriate to conform with Section 409A. To the extent that any provision hereof is modified in order to comply with Section 409A, such modification shall be made in good faith and shall, to the maximum extent reasonably possible, maintain the original intent and economic benefit/burden to Executive and the Company of the applicable provision without violating the provisions of Section 409A.

(b)

A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.” If Executive is deemed on the date of termination to be a “specified employee” within the meaning of that term under Section 409A(a)(2)(B) of the Code, then with regard to any payment or the provision of any benefit hereunder that is considered deferred compensation under Section 409A payable on account of a “separation from service,” and that is not exempt from Section 409A as involuntary separation pay or a short-term deferral (or otherwise), such payment or benefit shall be made or provided at the date which is the earlier of (i) the expiration of the six (6)-month period measured from the date of such “separation from service” of Executive, and (ii) the date of Executive’s death (the “Delay Period”). Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this Section 22(b) (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to Executive in a lump sum without interest, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.

(c)

With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Section 409A, (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, (ii) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year, provided that the foregoing clause (ii) shall not be violated without regard to expenses reimbursed under any arrangement covered by Internal Revenue Code Section 105(b) solely because such expenses are subject to a limit related to the period the arrangement is in effect and (iii) such payments shall be made on or before the last day of Executive’s taxable year following the taxable year in which the expense occurred.

(d)

Whenever a payment under this Agreement specifies a payment period with reference to a number of days, the actual date of payment within the specified period shall be within the sole discretion of the Company.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first above written.

EXECUTIVE
/s/ JOHN G. DESIMONE
By:	John G. DeSimone

HERBALIFE INTERNATIONAL OF AMERICA, INC.
/s/ DR. JOHN AGWUNOBI
By:	Dr. John Agwunobi

Solely with respect to Section 2 hereof: HERBALIFE NUTRITION LTD.
/s/ DR. JOHN AGWUNOBI
By:	Dr. John Agwunobi

[signature page to President Employment Agreement]